Press Release

Contacts:

Investors	Media
Investor Relations Department	Andrew Prusky
(800) 451-3801	Foamex International Inc.
(610) 859-3114

FOAMEX NAMES ANDREW A. CAMPBELL TO BOARD OF DIRECTORS

LINWOOD, PA – July 30, 2008 - Foamex International Inc. (OTC: FMXL), a leading producer of polyurethane foam-based solutions and specialty comfort products, today announced that Andrew A. Campbell has been named to the Company’s Board of Directors.

Gene Davis, Chairman of the Board said, “We are pleased to welcome Andy to the Foamex Board. His prior experience with Foamex and his impressive background will make him an asset to the Company and to the Audit Committee of the Board.”

Mr. Campbell retired as Senior Vice President and Chief Financial Officer of Pactiv Corporation on July 1, 2008. Mr. Campbell joined Pactiv Corporation in October 1999 as Vice President and Chief Financial Officer and served as Senior Vice President and Chief Financial Officer since 2001. Prior to joining Pactiv Corporation, Mr. Campbell served as Acting Chief Financial Officer of Foamex International Inc. from May 1999 to September 1999. From July 1998 to November 1998, Mr. Campbell served as Executive Vice President, Finance and Administration and Chief Financial Officer of Dominick’s Supermarkets, Inc. From April 1997 to June 1998, Mr. Campbell served as Senior Vice President, Finance and Chief Financial Officer of Safety Kleen Corporation. From June 1995 to May 1996, Mr. Campbell served as President and Director of Duplex Products, Inc. From November 1994 to May 1995, Mr. Campbell served as Vice President, Finance and Chief Financial Officer of Duplex Products, Inc. Earlier in his career, Mr. Campbell spent 18 years at General Electric Company, holding a number of senior financial and auditing positions. Mr. Campbell earned a bachelor’s degree in mechanical engineering from University College, Dublin.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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